Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Katie Strohacker, Senior Director, Investor Relations
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust to Acquire Net Lease Portfolio for $2.4 Billion

High Quality Diversified Portfolio of 774 Service-Oriented Retail Net Lease Properties

Enhances HPT’s Cash Flow Stability and Overall Property Level Rent Coverage

Expected to Be Accretive to Annualized Normalized FFO per Share in 2020

Conference Call Scheduled for 10:00 a.m. ET Today

Newton, MA (June 3, 2019):  Hospitality Properties Trust (Nasdaq: HPT) today announced it entered into a definitive agreement to acquire a net lease portfolio from Spirit MTA REIT (NYSE: SMTA) for $2.4 billion in cash, excluding transaction costs.  The portfolio consists of 774 service-oriented retail properties net leased to tenants in 22 different industries.  The portfolio has a weighted average remaining lease term of 8.6 years, a weighted average property level rent coverage of 2.68x and annual cash rent of $172 million as of March 31, 2019.  This acquisition excludes SMTA’s assets leased to certain bankrupt tenants.(1) HPT expects this transaction to be accretive to annualized Normalized Funds From Operations, or FFO, per share in 2020.

John Murray, President and Chief Executive Officer of HPT, made the following statement:

“We believe that the acquisition of this high-quality, net lease portfolio creates a stronger HPT.  The combination of this diversified portfolio with our unique lodging structure and net lease travel centers, yields a REIT with greater scale, a more secure financial profile, and greater diversity in tenant base, property type and geography.

(1)             Excludes approximately 100 assets owned by SMTA primarily leased to Shopko Stores Inc. as of December 31, 2018.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

We expect this transaction to benefit our shareholders and expect to maintain our investment grade ratings.”

Certain highlights of the portfolio include:

•                  774 net lease properties with approximately 12 million rentable square feet.

•                  Geographically diverse portfolio across 43 states.

•                  98% occupied with a weighted average lease term of 8.6 years.

•                  Annual cash rents of $172 million as of March 31, 2019 and weighted average rent coverage of 2.68x.

•                  Leases comprising 81% of the portfolio have contractual rent increases and 52% of portfolio rents are from master leases with cross default provisions.

•                  Tenants that span 22 different industries and 164 brands that include quick service and casual dining restaurants, movie theaters, health and fitness, specialty retail, automotive parts and services, and other service-oriented and necessity-based industries.

•                  Manageable near-term lease expirations averaging 4% of contractual rents per year over the next six years.

Certain expected benefits of the transaction include:

•                  Expected to be accretive to shareholders.

•                  Strengthens HPT’s property level rent coverage - HPT expects the acquisition will result in stronger property level rent coverage for its consolidated portfolio.  On a pro forma basis, coverage for the consolidated portfolio for the twelve-month period ending March 31, 2019 would have increased from 1.21x to approximately 1.46x.

•                  Provides greater scale - The number of HPT properties will increase from 506 properties to 1,280 properties, and HPT’s gross assets will increase from $10.2 billion to $12.6 billion, before expected asset sales.

•                  Diversifies HPT’s tenant concentration - HPT will have a more diverse and resilient portfolio with the mix of net lease income increasing from 31% to 43%.

•                  Limited capital expenditure requirements -Tenants under the leases bear the cost of maintaining the portfolio.

Mr. Murray commented further,

“Since HPT’s inception, its hotel agreements have functioned like triple net leases due to their strong credit support, subordinated base management fees and all-or-none renewal options.  HPT’s 179 travel centers are leased under long-term triple net leases and contain over 500 quick service restaurants and 179 casual dining restaurants, truck repair businesses, stores and large gas stations.  Beyond the improved coverage, diversity, scale, and capital expenditure benefits, which today’s announced acquisition is expected to create, the transaction also provides an additional avenue for HPT’s growth.  In the future, we expect to invest in additional service and necessity-based retail properties on a triple net basis, preferably in portfolios, in addition to our continued focus on hotels and travel centers.”

Deal Structure, Approvals and Timing

To finance the transaction, HPT has secured commitments from lenders for an up to $2.0 billion unsecured term loan facility.  HPT may use the proceeds from this term loan facility, borrowings under its existing revolving credit facility, proceeds from the sale of certain assets and/or proceeds from the issuance of new unsecured notes to finance the transaction.  In addition to the $2.4 billion purchase price, HPT has agreed to pay the prepayment penalties to extinguish the existing mortgage debt on the portfolio, which are estimated to be approximately $72 million.  HPT intends to sell approximately $500 million of the acquired assets and approximately $300 million of hotel and other assets following the closing of the acquisition in order to reduce its debt levels to approximately 6.0 times Adjusted EBITDA for real estate, or Adjusted EBITDAre.

Based on estimated GAAP net operating income and pending completion of HPT’s accounting analysis, HPT believes the acquisition capitalization rate will be approximately 7.2%.  HPT’s accretion estimate for 2020 assumes that debt incurred with this transaction is refinanced with longer term debt financing at current market rates and is after expected asset sales.

HPT does not plan to issue common shares in connection with this transaction.

The purchase price is subject to certain adjustments.  The transaction is subject to approval by SMTA shareholders and other customary conditions and is expected to close in the third quarter of 2019.

Advisors

BofA Merrill Lynch is acting as exclusive financial advisor and Hunton Andrews Kurth LLP is acting as legal advisor to HPT in connection with this transaction.  Joint Lead Arrangers for the unsecured term loan are BofA Securities, Inc., Citigroup, Morgan Stanley Senior Funding, Inc., RBC Capital Markets, and Wells Fargo Securities, LLC.

Conference Call

On Monday, June 3, 2019, at 10:00 a.m. Eastern time, HPT will host a conference call to discuss the acquisition.  Following management’s remarks, there will be a question and answer period.  HPT will also provide a presentation in advance of the conference call regarding the transaction that will be available at HPT’s website at www.hptreit.com and as an exhibit to a Current Report on a Form 8-K furnished with the Securities and Exchange Commission, or SEC.

The conference call telephone number is 877-329-3720.  Participants calling from outside the United States and Canada should dial 412-317-5434.  No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available for about one week after the call. To hear the replay, dial 412-317-0088. The replay pass code is 10132155.

A live audio webcast of the conference call will also be available in a listen-only mode on HPT’s website.  To access the webcast, participants should visit HPT’s website about five minutes before the call.  The archived webcast will be available for replay on HPT’s website for about one week after the call.  The transcription, recording, or retransmission in any way of HPT’s conference call is strictly prohibited without the prior written consent of HPT.  HPT’s website is not incorporated as part of this press release.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns a diverse portfolio of hotels and travel centers located in 45 states, Washington, DC, Puerto Rico and Canada.  HPT’s properties are operated under long term management or lease agreements.  HPT is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.

WARNING CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws.  Also, whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, HPT is making forward-looking statements.  These forward-looking statements are based upon HPT’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by HPT’s forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond HPT’s control.  For example:

•                  HPT has agreed to buy a service-oriented retail net lease portfolio from SMTA for $2.4 billion, and expects the transaction to close in the third quarter of 2019.  This transaction is subject to approval by SMTA’s shareholders and other closing conditions.  As a result, this transaction may not occur, may be delayed or the terms may change.

•                  As a result of the transaction announced today, HPT expects to realize certain benefits, including less tenant concentration, more resiliency, stronger rent coverage, greater scale, and limited capital expenditure requirements associated with the SMTA portfolio.  However, these expected benefits depend on many factors that are beyond HPT’s control and may not occur.

•                  HPT expects to remain investment grade rated; however, remaining investment grade rated depends on many factors, including reducing HPT’s leverage over time, which may not occur.  HPT’s investment grade rating may change, or HPT may lose its investment grade rating.

•                  As a result of the transaction, HPT expects that future cash flows and property level rent coverage will increase and that the transaction will benefit HPT’s shareholders.  However, future cash flows and property level rent coverage will depend on future operating and portfolio results, which may decline and expected benefits of the transaction may not be realized.

•                  HPT expects to refinance the term loan it plans to obtain in connection with this transaction with a combination of longer-term senior notes, bank debt, and the sale of assets following closing of this transaction.  HPT may not be able to raise debt at attractive prices, sell the expected amount of assets, or raise sufficient funds from selling such assets, and HPT’s leverage may be further increased and interest costs may be higher than expected.

•                  HPT estimates the prepayment penalties to extinguish SMTA’s mortgage debt to be $72 million.  This is an estimate based on interest rate assumptions and timing of closing which could increase or decrease the prepayment penalty amount.

•                  HPT estimates this transaction will be accretive to HPT’s Normalized FFO per share in 2020 on an annualized basis assuming that debt incurred with this transaction is refinanced with longer term debt at current market rates and after expected asset sales.  For many reasons, including, but not limited to, HPT’s ability to finance the transaction on attractive terms, the performance of the portfolio, and the impact of asset sales, this transaction may not be accretive to Normalized FFO per share at expected levels or at all.

•                  HPT does not plan to issue common shares in connection with this transaction.   However, circumstances beyond HPT’s control may change and HPT may issue common shares in connection with this transaction.

The information contained in HPT’s filings with the SEC, including under the caption “Risk Factors” in HPT’s periodic reports, or incorporated therein, identifies other important factors that could cause differences from HPT’s forward-looking statements.

HPT’s filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, HPT does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

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